Exhibit 99.1

Perry Ellis International, Inc. Clarifies Fiscal 2004 Guidance

Miami—August 28, 2003—Perry Ellis International, Inc. (Nasdaq: PERY) clarified today that the $480.0 million total revenue guidance for fiscal 2004 reported in the company’s second quarter earnings announcement yesterday incorrectly reflected net sales only and did not include projected royalty income for the year of approximately $23 million, resulting in total projected revenue of $503 million. Diluted earnings per share guidance for fiscal 2004 remains at $2.50.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, dress casual pants and shorts, jeans wear, active wear and swimwear to all major levels of retail distribution. The company’s portfolio of brands includes 25 of the leading names in fashion such as Perry Ellis®, Jantzen®, Munsingwear®, John Henry®, Grand Slam®, Natural Issue®, Penguin Sport®, Ping® golf apparel, the Havanera Co.TM, Axis®, and Tricots St. Raphael®. Additional information on PEI is available at www.perryelliscorporate.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Rosemary B. Trudeau

305 418-1294